Tuesday, August 7, 2007

Pacific Coast National Bancorp Announces Record Growth

SAN CLEMENTE, Calif. -- Pacific Coast National Bancorp (OTCBB:PCST.OB) (the "Company") announces record asset and loan growth for the quarter ending June 30, 2007.

Michael S. Hahn, President of Pacific Coast National Bancorp and Pacific Coast National Bank (the "Bank") (OTCBB: PCST.OB) today announced unaudited financial results for the quarter ended June 30, 2007. Total assets of $72 million at June 30, 2007, represented a 29% increase from year-end assets of $56 million at December 31, 2006. Net loans grew by 76% to $60 million at June 30, 2007, compared to $34 million, primarily reflecting growth in our construction and commercial portfolios. Additionally, there were no delinquent or past due loans as of June 30, 2007.

Total deposits, fueled by strong growth in non-interest checking and money market accounts, increased by 42% to $57 million at June 30, 2007, compared to $40 million at December 31, 2006. Due to our strong loan demand, we utilized brokered deposits for the first time, totaling $6 million. Both the Bank and the Company were considered "well-capitalized" by regulatory definition, with shareholders equity of $14.6 million at June 30, 2007.

"I am very proud of what we have accomplished as a young financial institution" stated Hahn. "This strong growth is amply supported by the infrastructure that we have built over the last two years. This infrastructure, combined with our experienced staff, allows us to attract quality, profitable clients," explained Hahn. "Pursuing a strategy of building core banking relationships will result in consistent and sustainable earnings, which creates shareholder value," he added.

From inception, the Company has achieved consistent growth in its loan and deposit portfolios, which has translated into improved cash flow. This growth has enabled the Company to achieve a $700 thousand reduction in its net loss as compared to the same three month period last year and reflects a $310 thousand increase in net interest income before the provision for loan losses. The net loss of $944 thousand for the quarter ending June 30, 2007, is inclusive of $303 thousand in non-cash expense related to our adoption of FAS 123(R) compared to a loss of $1.6 million for the same three month period last year which included $934 thousand in non-cash expense related to FAS 123(R). The Company incurred a net loss of $2.0 million for the six months ended June 30, 2007, inclusive of $582 thousand in expenses related to FAS 123(R), a reduction from the $2.3 million loss reported for the same period last year (inclusive of $934 thousand in expenses related to FAS 123 (R)).

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Forward-Looking Statements

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include information concerning our future results, interest rates, loan and deposit growth, operations, new branch openings, and business strategy. These statements often included words such as "may," "will," "believe," "expect," "anticipate," "predict," "intend," "plan," "estimate," or "continue" or the negative thereof, or other variations thereon or comparable terminology. As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties, and assumptions that could cause actual results to differ materially from those in the forward-looking statements. These factors include but are not limited to: the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition, and the risks and uncertainties discussed elsewhere in the Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 30, 2007; and the uncertainties set forth from time to time in the Company's periodic reports, filings, and other public statements.

You should keep in mind that any forward-looking statements made speak only as of the date on which they were made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. The Company has no duty to, and does not intend to, update or revise any forward-looking statements after the date on which they are made. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this release may not reflect actual results.

Contact:
Pacific Coast National Bancorp
Michael S. Hahn, President, Chief Operating Officer
(949) 361-4300